Exhibit 10.13

Execution Copy

CREDIT LINE AGREEMENT

This Credit Line Agreement (this "Agreement") is made as of the 20 day of August, 2014 (the "Effective Date"), by and between Check-Cap Ltd., an Israeli company number 51-425981-1, with offices at Abba Ushi Avenue, Isfiya 30090, Mount Carmel, Israel (the "Company") and each of the lenders identified in Exhibit A attached hereto (each, a "Lender" and together, the "Lenders" and each Lender and the Company separately, a "Party" and together, the "Parties").

WHEREAS, the Company wishes to obtain a credit line from the Lenders in an aggregate principal amount of at least US$8,000,000 (Eight Million U.S. Dollars) (the "Minimum CLA"), and not exceeding US$12,000,000 (Twelve Million U.S. Dollars) (the "Credit Line Amount");

WHEREAS, the Lenders wish to extend the credit line to the Company on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, the Parties hereby agree as follows:

1.	Credit Line Amount; Escrow Account

1.1
At the Closing (as defined below) and subject thereto, each of the Lenders, severally but not jointly, shall deposit its portion of the Credit Line Amount, as set forth opposite such Lender's name on Exhibit A attached hereto, in an escrow account (the "Escrow Account"), to be held in the name of Meitav Dash Trusts Ltd. (the "Escrow Agent"), in accordance with the terms of the escrow agreement in the form attached hereto as Exhibit B (the "Escrow Agreement"), to be entered into by and among the Company, each Lender, Shanghai Fosun Pharmaceutical Group Co. Ltd. or, to the extent that its portion of the Credit Line Amount will be extended by its subsidiary, the subsidiary extending its portion of the Credit Line Amount ("Fosun Pharma"), as the Lenders' representative (the "Lenders' Representative") and the Escrow Agent at the Closing.

1.2
The Credit Line Amount shall be transferred to the Escrow Account in U.S. dollars or in New Israeli Shekels ("NIS"), calculated at the last representative exchange rate published by the Bank of Israel on the date immediately prior to the Closing Date (as defined below) (net of any transfer fees).

1.3
Any interest that may accrue on the deposited Credit Line Amount shall, other than Interest (as such terms are defined in Exhibit 4.2 attached hereto) that may accrue on the Loan Amount (as defined below) in accordance with Exhibit 4.2 attached hereto, accrue to the account of the Company, including in the event of the release of the Credit Line Amount to the Lenders in accordance with Sections 4.3 and 5.2 below.

2.	Credit Line Warrants

2.1
At the Closing and subject thereto, the Company shall issue to each Lender a warrant to purchase such number of ordinary shares, par value NIS 0.01, of the Company ("Ordinary Shares") that is equal to the number arrived at by multiplying (i) such number of Ordinary Shares constituting 2% of the Company's share capital on a Fully Diluted Basis (as defined below) as of the Closing by (ii) a fraction, the numerator of which is such Lender's portion of the Credit Line Amount (in U.S. Dollars) and the denominator of which is US$1,000,000 (one Million US Dollars) (the "Fraction"), all subject to the terms and the conditions of the warrant certificate attached hereto as Exhibit 2 (collectively, the "Credit Line Warrants").

The Credit Line Warrants shall be exercisable, at the discretion of the Lenders at any time commencing at the Closing Date and ending on the tenth anniversary thereof at an exercise price per share equal to NIS 0.01 and may be exercised on a net issuance basis. The Credit Line Warrants will be transferable subject to the same restrictions on transfer set forth in the Amended Shareholders' Agreement (as defined below) and the Company's Articles of Association as shall be in effect from time to time, mutatis mutandis.

2.2
In this Agreement, the term "Fully Diluted Basis" means the issued and outstanding share capital of the Company, assuming all existing outstanding options, warrants, convertible securities, or any other right to acquire shares (excluding any securities issued in connection with the transactions contemplated under this Agreement) were exercised or converted (assuming conversion of all the convertible securities of the Company into Ordinary Shares on a 1:1 basis).

3.	Deferred Closing

3.1
Subject to the terms and conditions hereof, the Company may consummate an additional closing or series of closings (each, a "Deferred Closing") with an additional lender or lenders (each, an "Additional Lender" and collectively, the "Additional Lenders") on the same terms and conditions set forth in this Agreement; provided that any such Deferred Closings shall occur no later than forty five (45) days from the Closing. The aggregate amount to be extended by the Additional Lenders (the "Additional Credit Line Amount") shall, together with the Credit Line Amount that was deposited in the Escrow Account at the Closing, not exceed the maximum Credit Line Amount. Simultaneously with the consummation of a Deferred Closing, the Additional Lenders shall execute and deliver to the Company a joinder agreement in the form to be mutually agreed upon by the Company and the Majority Lenders until the Closing and to be attached as attached as Exhibit 3 hereto, pursuant to which each such Additional Lender shall become a party to this Agreement and for all purposes under this Agreement, the Additional Lender shall be deemed to be a "Lender" and the Additional Credit Line Amount shall be deemed to be part of the "Credit Line Amount."

3.2
Following each Deferred Closing (if any), the number of Ordinary Shares underlying the Credit Line Warrants shall be increased, such that following such increase, the number of Ordinary Shares underlying each Lender's Credit Line Warrants shall be equal to the number obtained by multiplying (i) such number of Ordinary Shares constituting 2% of the Company's share capital on a Fully Diluted Basis as of such Deferred Closing by (ii) the Fraction.

4.	Call of Credit Line Amount

4.1
If the Company does not consummate an initial public offering of its shares (an "IPO") on or prior to February 18, 2015 (the "Last IPO Date") (and for the purpose of this Agreement, an IPO shall be deemed consummated on or prior to the Last IPO Date if the registration statement for the registration of the Company' shares, was declared effective on or prior to the Last IPO Date and provided that the Company has ultimately issued shares pursuant to such registration statement no later than twenty one (21) days following the date on which such registration statement was declared effective), the Company may call the Credit Line Amount at any time until eighteen (18) months from the Closing Date (the "Last Date"), by sending a written notification to the Escrow Agent (with a copy to the Lenders)in accordance with the Escrow Agreement; provided that either (i) the Credit Line Amount actually called by the Company (the "Loan Amount") is at least US$8,000,000; or (ii) the Loan Amount, together with any additional amounts raised by the Company from the Closing Date until such date of call, shall equal at least US$8,000,000. Any amounts so called will be called pro rata among the Lenders based on their actual contribution to the Credit Line Amount as a proportion of the Credit Line Amount.

Upon receipt of such notice from the Company, the Escrow Agent shall release the Loan Amount and transfer it to the account indicated by the Company in its written notification and any portion of the Credit Line Amount not called by the Company shall be released to the Lenders, all in accordance with the Escrow Agreement.

4.2	If the Loan Amount is called by the Company on or prior to the Last Date pursuant to Section 4.1 hereof, the provisions set forth on Exhibit 4.2 attached hereto shall govern the Loan Amount.

4.3
If the Company does not consummate an IPO on or prior to the Last IPO Date and the Credit Line Amount is not called by the Company on or prior to the Last Date, the Credit Line Amount shall be released from the Escrow Account to the Lenders in accordance with the Escrow Agreement.

5.	Placement of the Credit Line Amount in an IPO

5.1
In the event that the Company intends to consummate an IPO and such IPO is expected to be consummated on or prior to Last IPO Date, then the Company shall be entitled, at its sole and absolute discretion, to request that each Lender place an irrevocable order with the Company or its underwriters to invest its portion of the Credit Line Amount in the IPO at the IPO price, as shall be determined by the Company and its underwriters, at their sole discretion; provided that such irrevocable order shall become effective only if the Company consummated an IPO on or prior to the Last IPO Date. At the Closing, the Lenders will execute an irrevocable instruction letter to that effect. It is clarified that the Company and the underwriters shall be entitled to place such amount of the Credit Line Amount in the IPO as they shall determine, at their sole discretion, and shall have no obligation to place any or all of the Credit Line Amount in the IPO.  Any amounts so placed will be placed pro rata among the Lenders based on their actual contribution to the Credit Line Amount as a proportion of the Credit Line Amount.

5.2
If the Company consummated an IPO on or prior to the Last IPO Date, the right of the Company to call the Credit Line Amount in accordance with Section 4.1 above will automatically terminate and to the extent not placed in the IPO pursuant to Section 5.1 above, the Credit Line Amount shall be released from the Escrow Account to the Lenders in accordance with the Escrow Agreement.

6.	Replacement of Company's Articles of Association and Amendment of Shareholders Agreement

Upon and subject to the Closing: (i) the Company's current Articles of Association shall be replaced with the Fifth Amended and Restated Articles of Association, in the form attached hereto as Exhibit 6(a) (the "Amended Articles"); and (ii) the Amended and Restated Shareholders' Agreement as currently in effect shall be replaced with the Amended and Restated Shareholders’ Agreement, in the form attached hereto as Exhibit 6(b) (the "Amended Shareholders' Agreement").

7.	Closing

7.1
Time and Place of the Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Fischer Behar Chen & Co., within three Business Days (as defined in Section 16.5 hereof) of satisfaction and fulfillment, or waiver, of the conditions to Closing set forth in Sections 8 and 8.7, or at such other time and place as the Company and the Lenders that committed to extend to the Company an aggregate amount of at least fifty percent (50%) of the Credit Line Amount, which group must include Fosun Pharma (the "Majority Lenders"), shall mutually agree in writing (the "Closing Date").

7.2
Deliveries and Transactions at the Closing. At the Closing, the following transactions shall occur simultaneously (no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered):

7.2.1
Board Resolutions. Copies of duly executed resolutions of the Board of Directors of the Company, in the form attached hereto as Exhibit 7.2.1 shall be delivered to the Lenders (the "Board Resolutions"), approving, inter alia, the execution, delivery and performance by the Company of this Agreement, the Escrow Agreement, the Amended Shareholders' Agreement and all other documents and agreements ancillary to such agreements (collectively, the "Transaction Documents"), to which the Company is a party, and the transactions contemplated hereby and thereby, including the issuance of the Issued Securities (as defined below).

7.2.2
Shareholders Resolutions. Copies of duly executed resolutions of the Company's shareholders, in the forms attached hereto as Exhibit 7.2.2(a), shall be delivered to the Lenders (the "Shareholder Resolutions"), approving, inter alia: (i) the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby, including the issuance of the Issued Securities; (ii) the execution, delivery and performance by the Company of the Amended Shareholders' Agreement; (iii) the replacement of the Company's current Articles of Association with the Amended Articles, subject to and upon the Closing; and (iv) the execution, delivery and performance by the Company of an employment agreement with Yoav Kimchy, the Company's Chief Technology Officer, substantially in the form attached hereto as Exhibit 7.2.2(b), which shall replace Mr. Kimchy's current employment agreement in its entirety (the "CTO Employment Agreement").

7.2.3
The Company and the parties to the Amended and Restated Shareholders’ Agreement dated March 17, 2011 (either as an original signatory or by virtue of a joinder thereto) shall execute and deliver the Amended Shareholders' Agreement.

7.2.4	The Company shall deliver to the Lenders satisfactory evidence that all pre-emptive rights relating to this Agreement have been waived or expired.

7.2.5	The Company shall deliver to each Lender a validly executed Credit Line Warrant in the name of such Lender.

7.2.6
The Company shall deliver to the Lenders a legal opinion of counsel to the Company in the form to be mutually agreed upon by the Company and the Majority Lenders until the Closing and to be attached as Exhibit 7.2.6 hereto.

7.2.7
The Company shall deliver a certificate duly executed by the Chief Executive Officer of the Company, certifying and having attached, as applicable, thereto: (i) the Amended Articles; (ii)  the Board Resolutions; (iii)  the Shareholders Resolutions; (iv)  that, the representations and warranties made by the Company in this Agreement shall have been true and correct when made, and are true and correct in all material respects as of the Closing Date; and (v) that all covenants, agreements, and conditions contained in this Agreement to be performed or complied with by the Company as of the Closing Date, to the extent not waived by the Majority Lenders, have been performed or complied with by the Company, prior to or at the Closing Date.

7.2.8
Each Lender shall deposit in the Escrow Account its respective portion of the Credit Line Amount, as set forth opposite such Lender's name on Exhibit A attached hereto, in accordance with Section 1 above.

7.2.9	The Company, the Lenders, the Lenders' Representative and the Escrow Agent shall execute and deliver the Escrow Agreement.

7.2.10
Each Lender shall execute and deliver an irrevocable letter of instructions for the investment of its portion of the Credit Line Amount in an IPO, in accordance with the provisions of Section 5.1 above, in the form to be mutually agreed upon by the Company and the Majority Lenders until the Closing and to be attached as Exhibit 7.2.10 hereto.

7.2.11
Each Lender shall execute and deliver an irrevocable letter of instructions for the investment of such Lender's Escrow Amount in a PO, as such term is defined in, and in accordance with the provisions of, Section 2 of Exhibit 4.2, in the form to be mutually agreed upon by the Company and the Majority Lenders until the Closing and to be attached as Exhibit 7.2.11 hereto.

7.2.12	The Company and Yoav Kimchy shall execute and deliver the CTO Employment Agreement.

7.2.13	The Company shall provide Fosun Pharma confirmation of the participation in the Credit Line Amount, of an amount not to be less than US$2,000,000, from existing shareholders.

7.3
If the Closing does not occur within forty five (45) days from the Effective Date, each of the Company and the Majority Lenders on behalf of the Lenders may terminate this Agreement and the transactions contemplated hereby may be abandoned by written notice to the other party, without further action of any of the parties hereto, without giving rise to any right or claim by the other party, excluding claims for breaches of obligations by any party prior to such termination.  Any such termination by the Majority Lenders shall apply with respect to all Lenders.

8.	Conditions to Closing by the Lenders

The Lenders obligation to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction and fulfillment, prior to or at the Closing, of each of the following conditions precedent (any or all of which may be waived, in whole or in part, by the Majority Lenders, which waiver shall be at the sole discretion of the Majority Lenders and shall apply with respect to all Lenders):

8.1
Accurate Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct when made and shall be true and correct in all material respects as of the Closing Date.

8.2	Compliance with Covenants. The Company shall have performed and complied with all of its covenants, agreements and undertakings set forth herein.

8.3
Actions Taken; Delivery of Documents. All the actions to be taken by the Company’s shareholders or by the Company as set forth in Section 7.2 above shall have been completed to the satisfaction of the Majority Lenders.

8.4
Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in substance and form to the Lenders, and the Lenders shall have received all such counterpart copies of such documents as the Lenders may reasonably request.

8.5	Consents. The Company shall have secured all permits, consents and authorizations that shall be necessary or required lawfully to consummate this Agreement.

8.6	Minimum Credit Line Amount. The aggregate Credit Line Amount the Lenders committed to extend shall be at least the Minimum CLA.

8.7	CTO Employment Agreement. The Company and Yoav Kimchy shall have entered into the CTO Employment Agreement.

9.	Conditions to Closing by the Company

The Company’s obligation at the Closing to consummate the transactions contemplated hereby is subject to the satisfaction and fulfillment, prior to or at the Closing, of each of the following conditions precedent (any or all of which may be waived, in whole or in part, by the Company, which waiver shall be at the sole discretion of the Company):

9.1
Accurate Representations and Warranties. The representations and warranties of the Lenders in this Agreement shall be true and correct when made and shall be true and correct in all material respects as of the Closing Date.

9.2	Compliance with Covenants. The Lenders shall have performed and complied with all of their covenants, agreements, and undertakings as set forth in this Agreement.

9.3
Waiver of Anti-dilution Rights. The requisite majority of shareholders have waived their anti-dilution rights in connection with the transactions contemplated under this Agreement, including, without limitation, in connection with the issuance of the Credit Line Warrants and their underlying shares, the securities issued upon conversion of the Conversion Amount as such term is defined in Section 1.2 of Exhibit 4.2) and any other Issued Securities.

9.4	Minimum Credit Line Amount. The aggregate Credit Line Amount the Lenders committed to extend shall be at least the Minimum CLA.

10.	Representations and Warranties of the Company

10.1	Definitions. Capitalized terms used in this Section 10 and not otherwise defined in this Agreement shall have the meanings ascribed to them below:

"Company Intellectual Property" means any Intellectual Property that is owned by the Company.

"Company Products" shall mean any hardware, software, software-as-a-service or other product or service currently developed by the Company.

"Company Registered Intellectual Property" means all Registered Intellectual Property owned by, filed in the name of, assigned to or applied for by, the Company.

"Company Technology" means all Technology owned or developed by the Company.

"Intellectual Property" means (a) national and multinational statutory invention registrations, patents and patent applications (including all renewals, reissues, divisions, substitutions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, (b) trademarks, service marks, trade dress, logos, slogans, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration or renewals of the foregoing and all goodwill associated therewith, (c) copyrights and rights under copyrights throughout the world, including all derivative works, renewals, extensions, reversions or restorations associated with such copyrights, regardless of the medium of fixation or means of expression (including computer software, Open Source Software, source code, executable code, data, databases and documentation), (d) trade secrets, including pricing and cost information, business and marketing plans and customer and supplier lists, technology, specifications, designs, formulae, techniques, technical data and manuals, research and development information, know how, methods and processes (including manufacturing and production processes), and invention disclosures, (e) industrial designs (whether or not registered), (f)inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, and all improvements thereto, (g) all rights in all of the foregoing provided by treaties, conventions and common law, (h) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing, and (i) all other proprietary or intellectual property rights recognized as such in any jurisdiction in which the Company is operating the Company's business.

"Key Employee" means the Chief Executive Officer of the Company, the Chief Financial Officer of the Company, Chief Technology Officer and any executive-level employee of the Company as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Intellectual Property.

"License" means any contract or agreement that grants a person the right to use or otherwise enjoy the benefits of any Intellectual Property (including any covenants not to sue with respect to any Intellectual Property).

"Non-Critical Software" means off-the-shelf and/or mass-marketed software for use on personal computers licensed on a non-exclusive basis in object-code format that is made generally available on standard terms with a replacement cost and/or annual fee of less than $50,000.

"Open Source Software" means any Software that is licensed under (a) licenses substantially similar to those approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the Mozilla Public License, the BSD License and the Apache License, or (b) or other licensing regimes that purport to (i) restrict the free use, license or distribution of any such Software, or (ii) require as a condition of use, modification or distribution that such Software or other Software incorporated into, derived from or distributed with such Software: (x) be disclosed or distributed in source code form; (y) be licensed for the purpose of making derivative works; or (z) be redistributable at no or a nominal charge.

"PTO" means the United States Patent and Trademark Office.

"Registered Intellectual Property" shall mean all United States, international, foreign and other non-US patents and trademarks that have been recorded or registered in any applicable jurisdiction.

"Software" means computer software, firmware, and programs in source code or executable code, databases, tools, developers kits, and utilities, and all versions, updates, corrections, enhancements and modifications thereof, and all related manuals and documentation.

"Technology" means tangible embodiments of Intellectual Property, whether in electronic, written or other media, including Software, technical documentation, specifications, designs, bills of material, build instructions, test reports, schematics, algorithms, application programming interfaces, user interfaces, routines, formulae, test vectors, IP cores, mask works, tooling requirements, databases, lab notebooks, invention disclosures, processes, prototypes, samples, studies, and all know-how and works of authorship.

10.2	Representations and Warranties of the Company

Except as may be expressly set forth in the disclosure schedule delivered in connection herewith and attached hereto as Schedule 10.2 (the "Disclosure Schedule"), which exceptions shall be deemed to be representations and warranties made hereunder when read in conjunction with the applicable section, the Company hereby represents and warrants to the Lenders and acknowledges that the Lenders are entering into this Agreement in reliance thereon, as follows:

10.2.1
Organization. The Company is a company duly organized and validly existing under the laws of the State of Israel. The Company has the power to own and lease its properties and to carry on its business as now being conducted and as proposed to be conducted.

The Company has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions and perform its obligations contemplated hereby and thereby and any other agreements contemplated hereby or which are ancillary hereto. The Amended Articles will be in effect as of the Closing.

10.2.2
Share Capital. The authorized share capital of the Company immediately prior to the Closing shall consist of eleven million five hundred thousand New Israeli Shekels (NIS 11,500,000) divided into (i) 907,154,180 Ordinary Shares, of nominal value NIS 0.01 each, of which 23,042,634 are issued and outstanding and of which 16,265,732 are reserved for issuance to employees, consultants, officers, or directors of the Company pursuant to the company's share incentive plans or agreements to be approved by the board of directors, of which 14,475,641  are underlying issued, committed and allocated options (ii) 6,750,000 Preferred A Shares, of nominal value NIS 0.01 each, all of which are issued and outstanding, (iii) 6,769,359 Preferred B Shares, of nominal value NIS 0.01 each, all of which are issued and outstanding, (iv) 17,493,491 Preferred C1 Shares, of nominal value NIS 0.01 each, of which 16,414,906 are issued and outstanding (v) 31,832,970 Preferred C2 Shares, of nominal value NIS 0.01 each, of which 29,788,667 are issued and outstanding (vi) 30,000,000 Preferred C3 Shares, of nominal value NIS 0.01 each, none of which are issued and outstanding (vii) 80,000,000 Preferred D1 Shares, of nominal value NIS 0.01 each, of which 24,545,195 are issued and outstanding (viii) 60,000,000 Preferred D2 Shares, of nominal value NIS 0.01 each, none of which are issued and outstanding (ix) 5,000,000 Preferred D3 Shares, of nominal Value NIS 0.01 each, of which 2,510,783 are issued and outstanding and (x) 5,000,000 Preferred D4 Shares, of nominal Value NIS 0.01 each, none of which are issued and outstanding.

Other than as set out in Schedule 10.2.2(a) and Schedule 10.2.2(b) to the Disclosure Schedule, and other than as pursuant to law, there are no other special rights held by the shareholders of the Company (the "Shareholders"), including the holders of the Preferred Shares (as defined below), by virtue of such shareholding, other than as set forth in the Company's Articles of Association (the "Articles"). For purposes hereof, the Preferred A Shares, the Preferred B Shares, the Preferred C1 Shares, the Preferred C2 Shares, the Preferred C3 Shares, the Preferred D1 Shares, the Preferred D2 Shares and the Preferred D3 Shares shall be collectively referred to as the "Preferred Shares".

Attached as Schedule 10.2.2(b)  to the Disclosure Schedule is the capitalization table of the Company on a pre and post Closing Fully Diluted Basis, the number and class of shares held by each Shareholder, the total number of reserved and granted options, warrants, and all other rights to subscribe for, purchase or acquire from the Company any share capital of the Company, except as set forth in Schedule 10.2.2(c) to the Disclosure Schedule and excluding the Issued Securities (as defined below) other than the Credit Line Warrants issued at the Closing. All issued and outstanding shares of the Company have been duly authorized, and are validly issued and outstanding and fully paid and nonassessable. The Credit Line Warrants, the shares issuable upon exercise thereof and the other securities contemplated to be issued to the Lenders in accordance with this Agreement and any shares issuable upon conversion thereof (collectively, the "Issued Securities"), when issued in accordance with this Agreement (and assuming payment in full therefor), will be duly authorized, validly issued, fully paid and nonassessable, and will have the rights, preferences, privileges, and restrictions set forth in the Company's Articles of Association as shall be in effect from time to time.  Any Issued Securities that are shares of the Company, when issued in accordance with this Agreement, will be duly registered in the name of such Lender in the Company's register of shareholders.

10.2.3
Financial Statements. The Company has furnished the Lenders with its (i) audited financial statements as of and for the year ended December 31, 2013, attached hereto as Schedule 10.2.3(i) to the Disclosure Schedule; (ii) its unaudited and unreviewed financial statements for the six months ended June 30, 2014, attached hereto as Schedule 10.2.3(ii) to the Disclosure Schedule (together, the "Financial Statements"). The Financial Statements are true and correct in all material respects, are in accordance with the books and records of the Company and have been prepared in accordance with International Financial Reporting Standards consistently applied, and fairly and accurately present in all material respects the financial position of the Company as of such dates and the results of its operations for the periods then ended, subject in the case of the unaudited and unreviewed financial statements to period-end adjustments.

10.2.4
Authorization; Approvals. All corporate action on the part of the Company, its Shareholders and directors necessary for the authorization, execution, delivery, and performance of all of the Company's obligations to the Lenders under the Transaction Documents, including the authorization, issuance, and delivery of the Issued Securities to the Lenders under this Agreement has been (or will be) taken prior to Closing. The Transaction Documents, when executed and delivered by or on behalf of the Company, shall be duly and validly authorized, executed and delivered by the Company and shall constitute the valid and legally binding obligations of the Company, legally enforceable against the Company in accordance with their respective terms. Except as set forth in Schedule 10.2.4 to the Disclosure Schedule, no consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority on the part of the Company is required that has not been, or will not have been, obtained by the Company on or prior to the Closing in connection with the valid execution, delivery and performance of Transaction Documents, including the issuance of the Issued Securities (other than filing with the Israeli Registrar of Companies which shall be made promptly following each issuance of Issued Securities that are shares pursuant to this Agreement).

10.2.5
Compliance with Other Instruments. The Company is not in material default (a) under the Articles or other organizational documents, or under any note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement to which the Company is a party, or (b) with respect to any law, statute, ordinance, regulation, order, writ, injunction, decree, or judgment of any court or any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which default, in any such case, would materially adversely affect or in the future is reasonably likely to materially adversely affect the Company's business, prospects, condition (financial or otherwise), affairs, operations or assets. To the Company's knowledge, no third party is in material default under any agreement, contract or other instrument, document or agreement to which the Company is a party. The Company is not a party to or bound by any order, judgment, decree or award of any governmental authority, agency, court, tribunal or arbitrator.

10.2.6
No Breach. Neither the execution and delivery of the Transaction Documents nor compliance by the Company with the terms and provisions thereof will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of: (i) the Articles (assuming the receipt of any and all consents required pursuant to the Articles), (ii) any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign, (iii) any agreement, contract, lease, license or commitment to which the Company is a party or to which it is subject, or (iv) applicable law. Such execution, delivery and compliance will not (a) give to others any rights, including rights of termination, cancellation or acceleration, in or with respect to any agreement, contract or commitment referred to in this paragraph, or to any of the properties of the Company, except as set forth on Schedule 2.6 to the Disclosure Schedule, or (b) except as specified in the Articles and Schedule 10.2.4 to the Disclosure Schedule, otherwise require the consent or approval of any person, which consent or approval has not heretofore been obtained.

10.2.7
Taxes. The Company has accurately prepared and timely filed all tax returns and reports required by it under applicable law. All tax returns and reports of the Company are true and correct in all material respects and the Company has paid on time all taxes and other assessments due. No deficiency assessment or proposed adjustment of income or payroll taxes of the Company is pending and the Company has no knowledge of any proposed liability for any tax to be imposed.  Except as set forth in Schedule 10.2.7 to the Disclosure Schedule, the Company has not made any elections under applicable laws or regulations (other than elections that related solely to methods of accounting, depreciation or amortization) that would have a material adverse effect on the Company, its financial condition, its business as presently conducted or proposed to be conducted or any of its properties or assets.  The Company is not currently liable for any income tax, capital gains tax, value added tax, or other tax other than current monthly payments in the ordinary course of business.

10.2.8
Litigation. No action, proceeding or governmental inquiry or investigation is pending or, to the Company's knowledge, threatened against the Company or any of its officers, directors, or employees (in their capacity as such) or against any of the Company's properties, or with regard to the Company’s business, before any court, arbitration board or tribunal or administrative or other governmental agency, nor is the Company aware of any basis for the foregoing. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

10.2.9
Brokers.  Except as set forth in Schedule 10.2.9 to the Disclosure Schedule, no agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of the Company is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, on account of any action taken by the Company in connection with any of the transactions contemplated under this Agreement.

10.2.10
Government Funding. Schedule 2.10 identifies each governmental funding that the Company has received, approvals for funding to be received in the future and pending applications for governmental funding (collectively, the "Governmental Funding"). Except as set forth on Schedule 2.10, the Company has not received any governmental funding and there are no pending applications therefor. The Company has delivered to Lenders accurate and complete copies of: (i) all applications and undertakings submitted by the Company to any governmental entity in relation to Governmental Funding (including, funding from the Office of the Chief Scientist of the Ministry of Economy ("OCS")); and (ii) all certificates of approval and letters of approval (and supplements thereto) granted to the Company by the OCS or any other governmental entity or other material documentation in relation to Governmental Funding. The Company is in compliance with the material terms, conditions and requirements of all Governmental Funding and has duly fulfilled all material conditions, undertakings and other obligations relating thereto. To the knowledge of the Company, no event has occurred and no circumstance or condition exists, that would reasonably be expected to give rise to or serve as the basis for (i) the annulment, revocation, withdrawal, suspension, cancellation, recapture or modification of the Governmental Funding, (ii) the imposition of any material limitation on the Governmental Funding or any benefit available in connection with the Governmental Funding, or (iii) a requirement that the Company return or refund any benefits provided under the Governmental Funding.  The Company has not deposited in escrow any know-how (as such term is defined in the R&D Law) funded by the Governmental Funding nor has it pledged any such know-how.

10.2.11
Interested Party Transactions. Except as set forth in Schedule 10.2.11 to the Disclosure Schedule, no officer, director or Shareholder, or, to the knowledge of the Company, any affiliate of any such person or entity, either directly or indirectly, (i) is involved in or proposes any business arrangement or relationship with the Company which is material to the Company or its business, (ii) has a beneficial interest in any contract or agreement to which the Company is a party or currently proposes to be a party, (iii) has any interest in or owns any property or right, including Intellectual Property (as defined below), material to the Company in the conduct of its business as presently conducted and, to the knowledge of the Company, as currently proposed by the Company to be conducted, or (iv) has lent or advanced any money to, or borrowed any money from, or guaranteed or otherwise become liable for any indebtedness or other obligations of the Company.

10.2.12
Employees. Schedule 10.2.12(i) to the Disclosure Schedule lists (a) all the employees of the Company, and (b) all employment, non-competition and confidentiality agreements between the Company and any employee or consultant of the Company. Except as set forth in Schedule 10.2.12(ii) to the Disclosure Schedule, the Company has no employment contract with any officer or employee or any other consultant which is not terminable by it without liability, upon thirty (30) days prior notice. Except as set forth in Schedule 10.2.12(iii) to the Disclosure Schedule, as of the date hereof, the Company has no deferred compensation or stock option plan covering any of its officers or employees. The Company has complied in all respects with all applicable employment laws, policies, procedures and agreements relating to employment, terms and conditions of employment and to the proper withholding and remission to the proper tax and other authorities of all sums required to be withheld from employees under applicable laws respecting such withholding. The Company has paid in full to all of its respective employees, wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees on or prior to the date hereof, other than payments in the ordinary course of business. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union except for those provisions of general agreements between the Histadrut and any Employers’ Union or Organization that are applicable to all the employees in Israel (or to all employees in certain industries) by Extension Order(s).  To the Company’s knowledge, no labor union has requested or has sought to represent any of the employees, representatives or agents of the Company. To the Company’s knowledge, neither the employment by the Company of any of its employees nor the engagement by it with any of its respective consultants, constitutes or is likely to constitute a breach of any such person’s obligations to third parties, including non-competition or confidentiality obligations. To the Company’s knowledge, no employee has violated any material term of his or her employment agreement or expressed his or her intention to terminate employment. To the Company's knowledge, none of the employees or consultants is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with such employee's or consultant's duties under his respective employment or consulting agreement. To the Company’s knowledge, no Key Employee intends to terminate employment with the Company, or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Company have a present intention to terminate the employment of any of the foregoing.  Except as set forth in Schedule 10.2.12(iv) to the Disclosure Schedule and in their respective employment agreements listed in Schedule 2.12(i) to the Disclosure Schedule or as required by applicable law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Schedule 10.2.12(v) to the Disclosure Schedule, the Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services. All employees and consultants of the Company have signed and executed an employment or consulting agreement substantially in one of the forms provided to the Lenders. Such agreements include, with respect to an employee or a consultant that were involved in the creation or development of any Company Intellectual Property, the assignment of all Intellectual Property created by such employee or consultant to the Company.

10.2.13
Insurance. Schedule 10.2.13 to the Disclosure Schedule contains a list of each current insurance and indemnity policy in respect of which the Company has an interest (collectively, the "Policies"). There is no claim by the Company pending under any of the Policies. All premiums due under the Policies have been paid and the Company is otherwise in full compliance with the terms and conditions of all the Policies.  Each of the Policies is valid, in full force and effect. The Company has not undertaken any action, or omitted to take any action, which would render any such Policy void or voidable or which could result in a material increase in the premium for any such Policy.

10.2.14
Subsidiaries. The Company has no subsidiaries and does not own or control, directly or indirectly, any shares of any corporation or any interest in any partnership, joint venture or other non-corporate business enterprise.

10.2.15
Ownership of Assets. Except as set forth in Schedule 10.2.15(i) to the Disclosure Schedule, the Company does not currently lease or license any property. Except as set forth in Schedule 10.2.15(ii) to the Disclosure Schedule, the Company has good and marketable title to all of its assets, free and clear of any mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge, and such assets are sufficient for the conduct of the Company’s business as currently conducted. The Company is not in default or in breach of any material provision of its leases, and the Company holds a valid leasehold interest in the property it leases.

10.2.16
Contracts. Schedule 10.2.16 to the Disclosure Schedule contains a true and complete list of all material contracts, agreements, instruments and undertakings (oral or written) to which the Company is a party or by which, to the Company's knowledge, its property is bound, including, without limitation: (i) any contract for the lease of (a) personal property from or to third parties, or (b) real property, by the Company; (ii) any contract concerning a partnership or joint venture with the Company; (iii) any contract concerning non-competition, other than standard forms of agreements between the Company and its employees and consultants; (iv) any contract or commitment with respect to any loan, guarantee or the investment of funds to or in other persons, by the Company; (v) any contract under which the Company undertook to indemnify a third party; (vi) any license of any patent, copyright, trade secret or other proprietary right to or from the Company; (vii) any contract restricting, affecting or otherwise with respect to the development, manufacture or distribution of the Company's products or services; and (viii) any other contract to which the Company is a party, the total value of which is in excess of US$ 65,000.

10.2.17	Intellectual Property Rights

(a)
Schedule 10.2.17(a)(i) to the Disclosure Schedule contains a true and complete list of all Company Registered Intellectual Property as of the date hereof, including the following: (i) for each patent and patent application, the patent number or application serial number for each jurisdiction in which the patent or application has been filed or from which the registration issued, such jurisdiction, and the date of filing or issuance, and the present status thereof; (ii) for each registered trademark, trade name or service mark, the application serial number or registration number, for each country, province or state in which the mark or application has been filed or from which the registration issued, such country, province or state, the date of filing or issuance, and the class of goods covered, and the present status thereof. In addition, Schedule 10.2.17(a)(ii) to the Disclosure Schedule contains a true and complete list of all trademarks, trade names, or service marks that the Company has used with the intent of creating or benefiting from any common law rights relating to such marks.

(b)
Each item of Company Registered Intellectual Property is valid, subsisting and enforceable (except that the foregoing does not pertain, with respect to enforceability, to any patent application) and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with the Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with the Company Registered Intellectual Property have been filed with the relevant patent, trademark or other authorities in the United States or foreign jurisdictions in accordance with applicable law for the purposes of obtaining and maintaining the registration for such Company Registered Intellectual Property, and all assignments (and licenses where required by applicable law) of the Company Registered Intellectual Property have been duly recorded with the appropriate governmental or regulatory authority in which such Company Registered Intellectual Property was registered. The Company has complied in all material respects with all applicable notice and marking requirements for the Company Registered Intellectual Property. In each case in which the Company has acquired ownership of any Intellectual Property from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Company.

(c)
The Company is not aware of any information material to a determination of patentability regarding its patent applications not called to the attention of the USPTO or any relevant foreign patent office, including any information that would preclude the grant of a patent for such patent applications.  The Company has no knowledge of any information that would preclude the Company from having clear title to such patent applications and to the patents which have issued or which may issue therefrom. To the knowledge of the Company, all printed publications and patent references material to the patentability of the inventions claimed in such patent applications have been disclosed to those patent offices so requiring.

(d)
Schedule 10.2.17(d)(i) to the Disclosure Schedule sets forth a true and complete list of all material Licenses pursuant to which the Company has licensed or otherwise received rights under any Technology or Intellectual Property owned by a third party (each, an "Inbound License"), including all material Licenses pursuant to which the Company is granted rights in any such Technology or Intellectual Property used or held for use by the Company in the operation of the business (except for Non-Critical Software), as well as a summary of the Company’s remaining royalty payment obligations, if any, with respect to each of the Inbound Licenses. Schedule 10.2.17(d)(ii) to the Disclosure Schedule sets forth all material Licenses pursuant to which the Company has licensed or otherwise granted any rights under any Company Intellectual Property (each, an "Outbound License").

(e)
The Company has not (A)(i) transferred ownership of or (ii) except pursuant to Outbound Licenses listed on Schedule 10.2.17(d)(ii) to the Disclosure Schedule, granted (and is not obligated to grant) to any other person any License of, any Intellectual Property that is Company Intellectual Property, or (B) authorized any other person to retain any right to use any Intellectual Property that is or was Company Intellectual Property, except pursuant to Outbound Licenses set forth in Schedule 10.2.17(d)(ii) to the Disclosure Schedule.

(f)
The Company Intellectual Property, together with the Intellectual Property licensed to Company under the Inbound Licenses, includes all the Intellectual Property used in, or held for use in, or reasonably deemed necessary for the conduct of the Company's business as presently conducted (and for greater certainty, without limiting the Company from licensing additional Intellectual Property under Inbound Licenses in the future for the conduct of its business).

(g)
Except as provided in Schedule 10.2.17(g) to the Disclosure Schedule, the Company owns full title and ownership or has obtained the good and valid right or license to use, free and clear of all liens, claims and restrictions, all of the Company Intellectual Property, except as provided under any applicable law (including any conventions and treaties).

(h)
Except as provided in Schedule 10.2.17(h) to the Disclosure Schedule the Company is not obligated to provide any consideration (whether financial or otherwise) or account to any third party with respect to any exercise of rights by the Company, or any successor to the Company, in any Company Intellectual Property, Company Technology or Company Product.

(i)
No Open Source Software is incorporated directly by the Company into any of the Company Products.  The Company has not used and does not use any Open Source Software in a manner that requires the Company to grant to any third party any rights in or immunities under any Company Intellectual Property, including by using any Open Source Software in a manner that requires, as a condition of use, modification or distribution of such Open Source Software, that any Company Intellectual Property or Company Technology incorporated into, derived from or distributed with such Open Source Software be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) be redistributable at no charge or for a nominal charge.

(j)
To the knowledge of the Company, no person has interfered with, violated, infringed upon, or misappropriated, or otherwise misused any Company Intellectual Property, or is currently doing so. The Company has not brought any action or proceeding for infringement or violation of Intellectual Property or breach of any License or other contract involving Intellectual Property against any person. There is no action or proceeding pending or, to the knowledge of the Company, threatened (i) alleging infringement, misappropriation or any other violation of any Intellectual Property of any person by the Company or any Company Product, or (ii) challenging the scope, ownership, validity, or enforceability of any Company Intellectual Property. To the knowledge of the Company, neither the Company Intellectual Property nor the Company Technology is subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other government or regulatory authority (other than office actions and correspondence regarding pending patent applications and trademark applications) restricting or otherwise affecting the rights of the Company with respect thereto.

(k)
To the Company's knowledge, the operation of the business of the Company does not (and did not at any time): (i) infringe or misappropriate the Intellectual Property rights of any person in any jurisdiction in which the Company currently operates or, without the Company having conducted an independent search, infringe or misappropriate the Intellectual Property rights of any person in any jurisdiction in which the Company is reasonably anticipating to operate in accordance with the Company’s current plan; (ii) violate any term or provision of any License concerning the Intellectual Property rights of the licensor under such License or; (iii) violate any right of any person to privacy or publicity; or (iv) constitute unfair competition or an unfair trade practice under any applicable law in any jurisdiction in which the Company operates. The Company has not received from any person any notice claiming that such operation or any Company Product infringes or misappropriates the Intellectual Property of any person or constitutes unfair competition or trade practices under any applicable law.

(l)
The Company has taken reasonable steps consistent with industry standard practices to safeguard and maintain the secrecy and confidentiality of trade secrets and other confidential information in the possession of the Company. Without limiting the generality of the foregoing: (i) to the knowledge of the Company there has been no misappropriation or disclosure of any trade secrets or other confidential Company Intellectual Property or Company Technology, other than pursuant to an appropriate confidentiality agreement or as required under any applicable law (ii) to the knowledge of the Company, no employee, independent contractor or agent of the Company has misappropriated any trade secrets or other confidential Company Intellectual Property or Company Technology of any other person in the course of performance as an employee, independent contractor or agent of the Company; and (iii) to the knowledge of the Company, no employee, independent contractor or agent of the Company is in default or breach of any term of any nondisclosure undertaking or obligation, assignment of invention undertaking or obligation or similar undertaking, obligation or contract relating in any way to the protection, ownership, development, use or transfer of any Company Intellectual Property or Company Technology. The Company has not disclosed any confidential information of the Company that is not pursuant to an appropriate confidentiality agreement.  The Company has not disclosed any third party confidential information that is protected by a confidentiality agreement in breach of that confidentiality agreement.

(m)
All rights in, to and under all Intellectual Property and Technology created by Yoav Kimchy, the Company’s founder (the "Founder") (i) for or on behalf or in contemplation of the Company (A) prior to the inception of the Company; or (B) prior to his commencement of employment with the Company; or (ii) presently embodied in, proposed to be embodied in, or distributed with the Company Products or utilized in the development, manufacture, use or support of the Company Products, has in each case been duly and validly assigned to the Company, and the Company has no reason to believe that the Founder is unwilling to provide the Company with such cooperation as may reasonably be required to complete and prosecute all U.S. and foreign patent and copyright filings related thereto.

(n)	The Company has taken reasonable steps consistent with industry standard practices to protect and preserve the ownership of all Company Intellectual Property.

(o)	Except as set forth in Schedule 2.10 of the Disclosure Schedule, no funding from any government authority was used in the development of the Company Intellectual Property.

10.2.18
Environmental and Safety Laws. (a) The Company is and has been at all times in compliance with all Environmental Laws (as hereinafter defined); (b) there has been no release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof (each a "Hazardous Substance") on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any list of hazardous or toxic waste sites published by any governmental authority; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls ("PCBs") or PCB-containing equipment used or stored on, and no hazardous waste stored on, any site owned or operated by the Company.

For purposes hereof, "Environmental Laws" means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

10.2.19	No Adverse Change. Other than as set forth in Schedule 10.2.19 to the Disclosure Schedule, since June 30, 2014, there has not been:

(a)
any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a material adverse effect on the assets, financial condition or business of the Company as currently conducted (a "Material Adverse Effect");

(b)	any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c)	any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d)
any satisfaction or discharge of any material lien, material claim, or material encumbrance or payment of any material obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e)	any material change to a material contract or material agreement by which the Company or any of its assets is bound or subject;

(f)	any material change in any compensation arrangement or agreement with any officer, director or shareholder of the Company;

(g)	any resignation or termination of employment of any officer of the Company;

(h)
any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i)
any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)
any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital, or any direct or indirect redemption, purchase, or other acquisition of any of such capital by the Company;

(k)	any sale, assignment or transfer of any of the Company's Intellectual Property not in the ordinary course of business of the Company;

(l)
any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result, individually or cumulatively, in a Material Adverse Effect and which would have been reflected in the Financial Statements had the Financial Statements been dated as of the date hereof; or

(m)	any arrangement or commitment by the Company to do any of the things described in this Section 10.2.19.

10.2.20
Full Disclosure. Neither this Agreement including the Schedules attached hereto nor any certificate made or delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made.

10.3
The Lenders hereby acknowledge and agree that the Company is not providing the Lenders with any representations and warranties other than those representations and warranties set forth in Section 10.2.

11.	Representation and Warranties of the Lenders

Each of the Lenders hereby represents and warrants with respect to itself, severally but not jointly with the other Lenders, to the Company as follows:

11.1
The Lender is duly organized, validly existing and in good standing under the laws of jurisdiction of its incorporation or organization. All corporate action on the part of the Lender necessary for the authorization, execution, delivery, and performance of all of the Lender's obligations under the Transaction Documents has been taken. The Transaction Documents, when executed and delivered by or on behalf of the Lender, shall constitute the valid and legally binding obligations of the Lender, legally enforceable against the Lender in accordance with their terms.

11.2
The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby will not result in the breach of any term of, or constitute a default under, any contract or agreement to which the Lender may be bound. No approval or consent from any person, entity or authority, is required by the Lender for the execution, delivery and performance by it of the Transaction Documents that has not been, or will not have been, obtained by the Lender on or prior to the Closing.

11.3	The Lender is an "accredited investor" as defined in Rule 501(a) under the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

11.4
The Lender has knowledge and experience in financial and business matters, is capable of evaluating the merits and risks of the transactions evidenced by this Agreement, and can bear the economic consequences of its investment for an indefinite period of time.  Without derogating from the Lender's right to rely on the representations and warranties of the Company set forth in Section 10 above and the indemnification provisions in Section 14 hereof, the Lender acknowledges that it and its advisers and representatives have had an opportunity to ask questions of, and receive answers from the Company and any other person acting on behalf of the Company concerning such investment.

11.5
The Lender understands that the Issued Securities, have not been, and may not be, registered under the Israeli securities law or any other securities regulations by reason of a specific exemption from the registration provisions of such securities regulations.

11.6
The Lender represents and agrees that the Issued Securities, when issued to such Lender hereunder, are or will be purchased only for investment purposes, for its own account, and not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.

11.7
The Lender acknowledges and agrees that in the event that the Company consummates a PO (including an IPO), the following securities (as applicable) will be subject to lock-up restrictions to the extent and in the form and substance determined by the Company and its underwriters, provided that such lock-up shall not exceed 180 days (unless a longer period is required under any applicable law or otherwise agreed by the Lender), without derogating from any re-sell restrictions that may apply under any applicable law: (i) the securities issued in consideration of such Lender's Credit Line Amount placed in the IPO in accordance with Section 5.1 above; (ii) the securities issued upon conversion of such Lender's Conversion Amount or according to the Lender's irrevocable letter of instructions in accordance with Exhibit 4.2, as applicable; (iii) the Credit Line Warrants and their underlying shares; and (iv) any other Company securities held by the Lender on or prior to the Closing, as shall be determined by the Company and its underwriters.

12.	Covenants

12.1
Use of Proceeds. To the extent called by the Company, the Company will use the Loan Amount to finance its activities in accordance with a budget approved and amended from time to time by its Board of Directors.

12.2
OCS Undertaking. To the extent that at any time hereinafter a Lender shall hold such number of securities of the Company such that it shall be legally required to sign an undertaking to the OCS, then such Lender shall sign such undertaking as may be required by the OCS at such time.

13.	Event of Default

13.1
If not repaid, placed in an IPO, converted earlier according to the provisions of this Agreement, or otherwise directed by the Majority Lenders in writing, the Credit Line Amount shall be immediately released from the Escrow Account to the Lenders, or if already called by the Company and not converted earlier or placed in a PO in accordance with Exhibit 4.2, the Credit Line Amount shall immediately become due and payable, without demand, in cash, upon the occurrence of the earlier of the following events: (i) the execution by the Company of a general assignment for the benefit of creditors; (ii) the filing by or against the Company of any petition in bankruptcy or liquidation proceedings of the Company or any petition for relief under the provisions of any law for the relief of debtors, and the continuation of such petition without dismissal for a period of thirty (30) days or more; (iii) the appointment of a receiver, a trustee or a special manager to take possession of a portion of the property or assets of the Company and the continuation of such appointment without dismissal for a period of thirty (30) days or more; (iv) the commencement by the Company of any liquidation proceedings, or the adoption of a winding up resolution by the Company, or the calling by the Company of a meeting of creditors for the purpose of entering into a scheme or arrangement with them or any resolution in favor of any of the foregoing by the board of directors of the Company or shareholders of the Company; (v) the cessation of conduct of substantially all of the Company's business affairs as now being conducted for a consecutive period of more than forty (45) days; or (vi) a material breach of the representations, warranties or other statements which were made by or on behalf of the Company under this Agreement, which is not cured, if curable, within thirty (30) days following receipt by the Company of a written notice of such breach (each, an "Event of Default"). The Company undertakes to notify the Majority Lenders immediately following occurrence of any of the events detailed in clauses (i) to (vi) above.

13.2
If an M&A Event (as defined below) shall occur on or prior to either: (i) the consummation of an IPO on or prior to the Last IPO Date; or (2) the Last Date, if the Company did not consummate an IPO on or prior to the Last IPO Date and the Credit Line Amount was not called by the Company on or prior to the Last Date, then the Credit Line Amount shall be immediately released from the Escrow Account to the Lenders, unless otherwise directed by the Majority Lenders in writing. The Company undertakes to notify the Majority Lenders at least fourteen (14) days prior to the occurrence of an M&A Event.

The term "M&A Event" in this Agreement means an acquisition of the Company by way of consolidation, merger or reorganization of the Company with or into another entity, or the sale or license of all or substantially all of the Company's assets or intellectual property, or all or substantially all of the Company's issued and outstanding share capital, or any other transaction having the same effect of any of the foregoing.

14.	Effectiveness; Survival; Indemnification and Limits on Indemnification

14.1
Each representation and warranty made by the Company in Section 10 hereof shall survive and remain in full force and effect following the  Closing: (i) for a period of twenty four (24) months from the  Closing Date; or (ii) with respect to Sections 10.2.2 (Share Capital), 10.2.4 (Authorization; Approvals), 10.2.17 (Intellectual Property Rights) and 10.2.7 (Taxes) for a period of four (4) years from the Closing Date (respectively, the "Expiration Date").  The Company shall not have any liability with respect to any such representation and warranty unless a claim is made in writing and received by the Company prior to the Expiration Date and provided that prior to the submission of the written notice to the Company either the Credit Line Amount has been placed in an IPO or the Loan Amount has converted or been placed in a PO in accordance with the terms of this Agreement. Notwithstanding the aforesaid, any breach by the Company of any of its representations, covenants or warranties contained in this Agreement involving fraud or willful misrepresentation, shall survive indefinitely. The representations, warranties, covenants and obligations of the Company and the rights and remedies that may be exercised by the Lenders, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by, the Lenders or any of its representatives, unless such information is included in the Transaction Documents.

14.2
Subject to the further provisions of this Section 14, the Company shall indemnify each of the Lenders and hold it harmless from any and all direct loss, damage (including, without limitation, any decrease in the value of the securities issued upon conversion of the Loan Amount), liability and expense (including reasonable legal fees and costs) sustained or incurred by any of the Lenders as a result of (i) the breach or misrepresentation of any warranty or representation made by the Company in Section 10 hereof; and (ii) the breach of any covenant of the Company contained in the Transaction Documents.

14.3
Notwithstanding anything to the contrary in this Agreement, including, without limitation, in Section 14.1 above, in the event that the representations and warranties contained in Section 10.2.2 (Share Capital) (for greater certainty, when read together with the exceptions included in the Disclosure Schedule), shall not have been true and correct as of the date of Closing except for non-material changes or changes specifically approved by Majority Lenders (any such breach, a "Capitalization Breach"), which results in the percentage shareholdings of the Lenders, upon conversion of the Credit Line Amount, being reduced (a "Dilutive Issuance"), at the election of any Lender, in his sole and absolute discretion and as the Lender's sole remedy, in lieu of the remedies available pursuant to Section 14.2, the Company shall issue to such Lender additional securities (the "Indemnification Shares"), for no additional consideration (other than the par value thereof), so that following the issuance of the Indemnification Shares the percentage holding of such Lender on a Fully Diluted Basis immediately after the conversion of the Credit Line Amount shall be equal to the same percentage holding on a Fully Diluted Basis that such Lender would have held had there not been a Capitalization Breach. The remedy provided in this Section shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by, the Lenders or any of its representatives, unless such information is set forth in this Agreement and/or the Disclosure Schedule.

14.4
Notwithstanding anything to the contrary contained in this Agreement, other than in the case of fraud, intentional misrepresentation or willful misconduct the liability of the Company under this Section 14 shall be limited to the actual Credit Line Amount extended to the Company pursuant to this Agreement that was not released or repaid to the Lender pursuant to this Agreement (including, without limitation, repayment in an Event of Default pursuant to Section 13 of this Agreement).

14.5
Notwithstanding anything to the contrary herein, other than in the case of fraud, willful misconduct or intentional misrepresentation, no party hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, except with respect to any act or omission of fraud or willful breach.

14.6
Notwithstanding anything to the contrary contained in this Agreement, other than in the case of fraud, intentional misrepresentation or willful misrepresentation, the Company shall not be liable for any claim for indemnification pursuant to this Section 14, unless and until the aggregate amount of all losses equals or exceeds $80,000, and then such claim may be brought from the first dollar of such losses.

14.7
The parties agree that the sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Section 14, whether arising in tort, contract or otherwise (except in an Event of Default, in which case the provisions of Section 13 shall apply).

15.	Taxes; Withholding

To the extent required pursuant to applicable law, VAT shall be added by the Company to any payment to be made by the Company pursuant to this Agreement. The Company shall be entitled to deduct and withhold any withholding taxes which the Company determines it is legally required to deduct or withhold from any payment to be made by the Company pursuant to this Agreement.

16.	Miscellaneous

16.1
This Agreement (together with the exhibits attached hereto) constitute the full and entire understanding of the Parties with respect to its subject matter and supersedes all prior negotiations, discussions, commitments and understandings between them with respect to the subject matter hereof. In case of any conflict between the provisions of this Agreement and the Amended Articles or the Amended and Restated Shareholders’ Agreement, the provisions of this Agreement shall prevail and the Company's shareholders shall act to amend the Amended Articles or the Amended and Restated Shareholders’ Agreement accordingly.

16.2	References herein to this Agreement shall be deemed to include the exhibits and schedules hereto.

16.3
Any term of this Agreement may be amended and the observance of any term hereof may be waived, discharged, postponed or terminated (either prospectively or retroactively and either generally or in a particular instance, in whole or in part) only with the written consent of the Company and the Majority Lenders.

16.4
Neither Party may assign, transfer or otherwise convey any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party; provided, that a Party may assign its rights without the prior written consent of the other Party to its Permitted Transferees (as such term is defined in the Company's Articles of Association as shall be in effect from time to time, mutatis mutandis); and further provided that the Company may assign its rights and obligations under this Agreement without the prior written consent of the Lenders if such assignment is made in the framework of an M&A Event. Any purported assignment in violation of this clause is void. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Lenders and the Company and their respective successors and assigns.

16.5
All notices and other communications required or permitted hereunder to be given to a Party to this Agreement shall be in writing and shall be sent by facsimile or mailed by registered or certified airmail, postage prepaid, or otherwise delivered by hand or by messenger in accordance with this provision:

if to the Lenders:	to the respective address set forth on Exhibit A
if to the Company:	Check-Cap Ltd.
Check-Cap Building
Abba Hushi Avenue
P.O. Box 1271
Isfiya, 30090
Mount Carmel, Israel
Tel: +972-4-8303400
Fax: +972-4-8211267
Attention: Guy Neev, CEO

with a copy to:
(which shall not constitute service on the Company)

Fischer Behar Chen Well Orion & Co
3 Daniel Frisch Street
Tel-Aviv 64731, Israel
Tel: +972-3-6944166
Fax: + 972- 3-6912948
Attention: Eran Yaniv, Adv.

or such other address with respect to a Party as such Party shall notify each other Party in writing as above provided. Any notice sent in accordance with this Section 16.5 shall be effective: (i) if mailed, seven (7) Business Days after mailing; (ii) if sent by messenger, upon delivery; and (iii) if sent via facsimile, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-Business Day) on the first Business Day following transmission and electronic confirmation of receipt. The term "Business Day" means a day on which the banks are open for business in the country of receipt of any notice.

16.6
No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, either under this Agreement or by law or otherwise afforded to any of the Parties, shall be cumulative and not alternative.

16.7
If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

16.8
Each Party shall bear its own fees and expenses incurred in connection with the transactions contemplated by this Agreement, except that the Company shall reimburse Fosun Pharma's Israeli legal counsel, subject to and upon the Closing, for Fosun Pharma's legal fees actually incurred with respect to the transactions set forth in this Agreement in an amount not exceeding US$20,000 (exclusive of VAT).

16.9	All article and section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

16.10
At any time and from time to time, each Party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement. Without limiting the foregoing, upon the issuance of any shares pursuant to the terms of this Agreement (including, without limitation, upon the exercise of the Credit Line Warrant and conversion of the Conversion Amount, as defined and in accordance with Exhibit 4.2), any Lender that is (i) a non-Israeli resident individual, shall deliver to the Company a copy of his passport; or (ii) an entity organized or incorporated outside of Israel, shall deliver to the Company a copy of its certificate of incorporation and a certificate of good standing, all of which documents shall be certified in accordance with the Israeli Companies Regulations (Reports, Registration Details and Forms), 1999.

16.11
This Agreement shall be deemed to be a contract made under the laws of the State of Israel, and for all purposes shall be construed in accordance with the laws of said state, without regard to principles of conflict of laws. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent court for Tel Aviv-Jaffa district, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of such court.

16.12	This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF the Parties have signed this Credit Line Agreement as of the date first hereinabove set forth.

THE COMPANY:

Check-Cap Ltd. By: _________________________ Name: _________________________ Title: _________________________

THE LENDERS:

Shanghai Fosun Pharmaceutical Group Co. Ltd. By: _________________________ Name: _________________________ Title: _________________________	Counterpoint Ventures Fund II LP By: _________________________ Name: _________________________ Title: _________________________
Pontifax (Cayman) II L.P. By: _________________________ Name: _________________________ Title: _________________________	Pontifax (Israel) II Individual Investors L.P. By: _________________________ Name: _________________________ Title: _________________________
Pontifax (Israel) II L.P. By: _________________________ Name: _________________________ Title: _________________________	Docor International BV By: _________________________ Name: _________________________ Title: _________________________

[Signature Page 1 to Credit Line Agreement]

IN WITNESS WHEREOF the Parties have signed this Credit Line Agreement as of the date first hereinabove set forth.

THE LENDERS:

Bart Superannuation Pty Ltd. By: _________________________ Name: _________________________ Title: _________________________	Joshua Ehrlich By: _________________________ Name: _________________________ Title: _________________________
Nir Grinberg By: _________________________ Name: _________________________ Title: _________________________	DPC Big Bay Properties Trust By: _________________________ Name: _________________________ Title: _________________________
Avraham Kuzitsky By: _________________________ Name: _________________________ Title: _________________________	Pinchas Dekel By: _________________________ Name: _________________________ Title: _________________________
Minrav Holdings Ltd. By: _________________________ Name: _________________________ Title: _________________________	Sharon Zaworbach By: _________________________ Name: _________________________ Title: _________________________
Moshe Haviv By: _________________________ Name: _________________________ Title: _________________________	H.M.L.K Financial Consulting Ltd. By: _________________________ Name: _________________________ Title: _________________________

[Signature Page 2 to Credit Line Agreement]

IN WITNESS WHEREOF the Parties have signed this Credit Line Agreement as of the date first hereinabove set forth.

THE LENDERS:

Yossi Smira By: _________________________ Name: _________________________ Title: _________________________	Capital Point Ltd. By: _________________________ Name: _________________________ Title: _________________________
Emil Mor- Business & Financial Consulting Ltd. By: _________________________ Name: _________________________ Title: _________________________	Norman Jackson By: _________________________ Name: _________________________ Title: _________________________
Shevlin Ciral By: _________________________ Name: _________________________ Title: _________________________	Scott Jackson By: _________________________ Name: _________________________ Title: _________________________
GE Ventures Limted By: _________________________ Name: _________________________ Title: _________________________	Dor Benvenisty By: _________________________ Name: _________________________ Title: _________________________

[Signature Page 3 to Credit Line Agreement]

IN WITNESS WHEREOF the Parties have signed this Credit Line Agreement as of the date first hereinabove set forth.

THE LENDERS:

Uri Perelman By: _________________________ Name: _________________________ Title: _________________________	Everest Fund L.P. By: _________________________ Name: _________________________ Title: _________________________
Harmony (Ben Dov) Ltd. By: _________________________ Name: _________________________ Title: _________________________	Beetson Nominees (Panama) Inc. By: _________________________ Name: _________________________ Title: _________________________
Red Car Group By: _________________________ Name: _________________________ Title: _________________________	Yossi Avraham By: _________________________ Name: _________________________ Title: _________________________

[Signature Page 4 to Credit Line Agreement]

Exhibit A
Lenders

No.	Lender's Name	Credit Line Amount	Address

1.	Shanghai Fosun Pharmaceutical Group Co. Ltd. and/or its subsidiary	US$ 4,000,000
__________________________
__________________________
__________________________
Tel: ______________________
Fax: ______________________
Attention: _________________
with a copy to: (which shall not constitute service on Fosun Pharma)
Herzog Fox & Neeman Law Offices
Asia House
4 Weizmann Street
Tel Aviv 6423904, Israel
Tel: +972-3-6922894
Fax: +972-3-6966464
Attention: Yair Geva, Adv.

2.	Counterpoint Ventures Fund II LP	US$ 255,000	__________________________ __________________________ __________________________ Tel: ______________________ Fax: ______________________ Attention: _________________
3.	Pontifax (Cayman) II LP	US$ 733,256	__________________________ __________________________ __________________________ Tel: ______________________ Fax: ______________________ Attention: _________________
4.	Pontifax (Israel) II Individual Investors LP	US$ 214,410
5.	Pontifax (Israel) II LP	US$ 552,334
6.	Docor International BV	US$ 500,000	__________________________ __________________________ __________________________ Tel: ______________________ Fax: ______________________ Attention: _________________
7.	Bart Superannuation Pty Ltd.	US$ 500,000	__________________________ __________________________ Tel: +61-292335015 Fax: +61-29233411 Attention: Fred Bart
8.	Joshua Ehrlich	US$ 250,000	__________________________ __________________________ Tel: + 61-417040226 Fax: (02) 93277075 Attention: Joshua Ehrlich

No.	Lender's Name	Credit Line Amount	Address

9.	Scott Jackson	US$ 50,000	__________________________ __________________________ __________________________ Tel: ______________________ Fax: ______________________ Attention: _________________
10.	Minrav Holdings Ltd	US$ 500,000	__________________________ __________________________ __________________________ Tel: ______________________ Fax: ______________________ Attention: _________________
11.	Avraham Kuznitsky	US$ 250,000	__________________________ __________________________ __________________________ Tel: ______________________ Fax: ______________________ Attention: _________________
12.	Pinchas Dekel	US$ 100,000	__________________________ __________________________ __________________________ Tel: ______________________ Fax: ______________________ Attention: _________________
13.	Emil Mor- Business & Financial Consulting Ltd.	US$ 100,000	__________________________ __________________________ __________________________ Tel: ______________________ Fax: ______________________ Attention: _________________
14.	Harmony (Ben Dov) Ltd	US$ 750,000	__________________________ __________________________ __________________________ Tel: ______________________ Fax: ______________________ Attention: _________________
15.	GE Ventures Limited	US$ 350,000	__________________________ __________________________ __________________________ Tel: ______________________ Fax: ______________________ Attention: _________________
16.	Yossi Smira	US$ 150,000	__________________________ __________________________ __________________________ Tel: ______________________ Fax: ______________________ Attention: _________________

No.	Lender's Name	Credit Line Amount	Address

17.	H.M.L.K. Financial Consulting Ltd.	US$ 360,000	__________________________ __________________________ __________________________ Tel: ______________________ Fax: ______________________ Attention: _________________
18.	Sharon Zaworbach	US$ 100,000	__________________________ __________________________ __________________________ Tel: ______________________ Fax: ______________________ Attention: _________________
19.	Moshe Haviv	US$ 100,000	__________________________ __________________________ __________________________ Tel: ______________________ Fax: ______________________ Attention: _________________
20.	Nir Greenberg	US$ 100,000	__________________________ __________________________ __________________________ Tel: ______________________ Fax: ______________________ Attention: _________________
21.	Dor Benvenisty	US$ 50,000	__________________________ __________________________ __________________________ Tel: ______________________ Fax: ______________________ Attention: _________________
22.	Norm Jackson	US$ 50,000	__________________________ __________________________ __________________________ Tel: ______________________ Fax: ______________________ Attention: _________________
23.	Shevlin Ciral	US$ 50,000	__________________________ __________________________ __________________________ Tel: ______________________ Fax: ______________________ Attention: _________________
24.	Everest Fund L.P.	US$ 120,000	__________________________ __________________________ __________________________ Tel: ______________________ Fax: ______________________ Attention: _________________

No.	Lender's Name	Credit Line Amount	Address

25.	Uri Perekman	US$ 70,000	__________________________ __________________________ __________________________ Tel: ______________________ Fax: ______________________ Attention: _________________
26.	DPC Big Bay Properties Trust	US$ 100,000	__________________________ __________________________ __________________________ Tel: ______________________ Fax: ______________________ Attention: _________________
27.	Capital Point Ltd.	US$ 500,000	__________________________ __________________________ __________________________ Tel: ______________________ Fax: ______________________ Attention: _________________
28.	Yossi Avraham	US$ 250,000	__________________________ __________________________ __________________________ Tel: ______________________ Fax: ______________________ Attention: _________________
29.	Red Car Group	US$ 200,000	__________________________ __________________________ __________________________ Tel: ______________________ Fax: ______________________ Attention: _________________
30.	Beeston Nominees (Panama) Inc.	US$ 695,000	__________________________ __________________________ __________________________ Tel: ______________________ Fax: ______________________ Attention: _________________

Exhibit 4.2

Terms Governing the Called Loan Amount

In the event that the Company does not consummate an IPO on or prior to the Last IPO Date and the Loan Amount is called by the Company on or prior to the Last Date in accordance with Section 4 of the Agreement, the following provisions shall apply:

1.	Interest.

1.1.
The Loan Amount shall bear interest at an annual rate of 7% (seven percent), on the basis of a 365-day year; provided that if the Loan Amount is converted or repaid pursuant to this Agreement before the lapse of one year from the Closing Date, the aggregate accrued interest on the Loan Amount shall be at least 5% (five percent) (the "Interest"). The Interest shall accrue on the Loan Amount from the date of the deposit of the called Credit Line Amount in the Escrow Account until the date of conversion or repayment of the Loan Amount, as set forth herein.

1.2.
Upon conversion of the Loan Amount in accordance with the terms hereof, all Interest accrued thereon shall be converted together with the Loan Amount or repaid to the Lenders in cash, after deduction of all applicable taxes with respect thereto, as shall be determined by the Company, at its sole discretion. The actual amount to be converted in accordance with the Company's election, as specified in the preceding sentence, shall be hereinafter referred to as the "Conversion Amount."

2.	Conversion of Conversion Amount

2.1.	Automatic Conversion upon a QFR

2.1.1.
To the extent not previously converted or repaid according to the terms hereof, the Conversion Amount shall be automatically converted, immediately prior and subject to the closing of a QFR (as defined below), on the same terms and conditions applicable to the QFR such that the Lenders shall receive the same type of securities issued, and any other rights granted to the investors in such QFR (the "QFR Securities"), under the same terms as if the Lenders had participated in the QFR as investors (including any warrants or any other securities granted to the investors therein), but at a conversion price reflecting a 25% discount on the price paid for the shares issued in the QFR (the "QFR Conversion Price") (and if the price in such QFR is fixed per each unit offered in the QFR, the discount shall be applicable to such unit price).

It being agreed and acknowledged that (a) the original issue price (or any equivalent term used under the then applicable Articles of Association of the Company) of QFR Securities issued to the Lenders shall be set to be the QFR Conversion Price, and any rights that are attached to the QFR Securities issued to the Lenders which are determined, derived, calculated, triggered, or otherwise based on the original price of such shares (including, without limitation, liquidation and dividend preferences, anti-dilution rights or the like) shall be determined, calculated, triggered or otherwise based on the actual QFR Conversion Price; and (b) in the event that the QFR Securities also comprise of warrants to purchase, or other securities convertible into, shares of the Company (any such preceding convertible security a "Convertible Security"), then (i) upon such conversion, each Lender shall be entitled to receive such number of warrants and/or Convertible Securities of the same class or type that are issued to the investors in the framework of the QFR, in a number which shall be determined using the same warrant and/or Convertible Securities coverage ratio offered to the investors in such QFR, such that the ratio between the shares and the warrants and/or Convertible Securities issued to each Lender shall be equal to the ratio between the shares and the warrants and/or Convertible Securities issued to each investor in such QFR; and (ii) the discount rate delineated above shall not apply in respect of the exercise price or conversion price (as applicable) of such warrants and/or Convertible Securities.

For example, if the terms of the QFR are as follows:

•	The QFR unit price is US$10.

•	Each unit is comprised of two (2) Ordinary Shares and one (1) warrant to purchase one (1) Ordinary Share.

•	The discount rate of the Lender is 25%.

•	The exercise price of the warrants issued in the QFR is US$12.

•	The Conversion Amount of the Lender is US$1,500.

then, in the framework of such QFR, the Lender shall be issued, upon conversion of the Conversion Amount, 200 Ordinary Shares ((US$1,500))/((1-25%)*US$10)) and 100 warrants to purchase 100 Ordinary Shares (200/2), at an exercise price per share of US$12, while an investor, who is not a Lender, and invests in the QFR the same amount (i.e., US$1,500), shall be issued only 150 Ordinary Shares and 75 warrants to purchase 75 Ordinary Shares, at an exercise price per share of US$12.

The term "QFR" means the first financing round consummated by the Company after the date that the Company has called the Loan Amount, through an equity investment (including by means of a PO (as defined below)), either in one transaction or in a series of related transactions, with an aggregate investment amount of not less than US$11,000,000 (Eleven Million US Dollars) (including the Loan Amount), of which at least US$3,000,000 (Three Million US Dollars) shall be from a new investor(s) who is not an affiliate of any existing shareholders of the Company or Lenders ("New Investors").

2.1.2.
Alternatively, in the event that the QFR is a public offering (including an IPO) ("PO"), the Company shall be entitled, at its sole discretion, in lieu of effecting an automatic conversion in accordance with the provisions of Section 2.1.1 above, to: (i) deposit an amount equal to each Lender's Escrow Amount (as defined below) in an escrow account to be managed by a trustee designated by the Company (the "Trustee"); and (ii) irrevocably instruct the Trustee to submit an offer, on behalf of such Lender, for the purchase of shares and/or units offered in the PO, at a price per share and/or unit (as applicable) equal to the PO pricing determined by the Company's lead underwriters, for an aggregate amount equal to the Escrow Amount less any applicable taxes, if any, due by such Lender in connection with the placement of the Escrow Amount in the PO as set forth herein. By executing this Agreement, each Lender hereby agrees and instructs the Company and the Trustee to submit such irrevocable letters of instructions as aforesaid, and further undertakes to countersign such letter of instructions and to execute such further documents as may be requested by the Company or the Trustee.

The term "Escrow Amount" means, with respect to each Lender, an amount equal to the result of the following calculation:

EA = P/(0.75)

EA= Lender's Escrow Amount

P = Lender's Conversion Amount

2.2.	Automatic Conversion upon an M&A Event.

In the event that, prior to the conversion of the Loan Amount or its repayment pursuant to any of the terms hereunder, an M&A Event shall occur, then immediately prior and subject to the closing of such M&A Event, the Conversion Amount shall be automatically converted into the then most senior class of shares in the Company (the "M&A Senior Shares"), at a conversion price per share equal to the lower of (i) a price per share reflecting a 25% discount on the price per share paid by the Company's investors in consideration for each such M&A Senior Share; and (ii) the price per share reflecting a 25% discount on the lowest price per share consideration paid with respect to such M&A Senior Share in the M&A Event (such price in clause (i) or (ii), the "M&A Conversion Price"). In the event that during the period commencing on the Effective Date and ending on the closing of the M&A event, the Company shall not have issued shares to New Investors against equity investment in the Company, then the Preferred D-3 Shares of the Company shall be deemed the M&A Senior Shares and such Preferred D-3 Shares shall be issued at a 25% discount to the original issue price of the Preferred D-3 Shares.

It being agreed and acknowledged that (a) the original issue price (or any equivalent term used under the then applicable Articles of Association of the Company) of the M&A Senior Shares issued to the Lenders shall be set to be the M&A Conversion Price, and any rights that are attached to such M&A Senior Shares issued to the Lenders which are determined, derived, calculated, triggered, or otherwise based on the original price of such shares (including, without limitation, liquidation and dividend preferences, anti-dilution rights or the like) shall be determined, calculated, triggered or otherwise based on the actual M&A Conversion Price; and (b) in the event that the securities issued in the framework of the financing round in which the M&A Senior Shares were issued to the investors (in this section, the "Financing Round") also comprised of warrants and/or other Convertible Securities, then (i) upon such conversion, each Lender shall be entitled to receive such number of warrants and/or Convertible Securities of the same class or type that were issued to the investors in the framework of such Financing Round, in a number which shall be determined using the same warrant and/or Convertible Securities coverage ratio offered to the investors in such Financing Round, such that the ratio between the shares and the warrants and/or Convertible Securities issued to each Lender shall be equal to the ratio between the shares and the warrants and/or Convertible Securities issued to each investor in such Financing Round; and (ii) the discount rate delineated above shall not apply in respect of the exercise price or conversion price (as applicable) of such warrants and/or Convertible Securities.

2.3.	Voluntary Conversion upon a NQFR.

In the event that, prior to the conversion of the Loan Amount or its repayment pursuant to any of the terms hereunder, the Company shall consummate a financial round through an equity investment (either in one transaction or in series of transactions), which is not a QFR (a "NQFR"), then the Lenders who extended the Company an aggregate amount of at least fifty percent (50%) of the Loan Amount (which group must include Fosun Pharma if and to the extent that it has extended the Company any part of the Loan Amount) (the "Entitled Lenders"), shall be entitled, no later than fourteen (14) days prior to the closing of such NQFR, to notify the Company in writing of their choice to convert the entire Conversion Amount. In such event the entire Conversion Amount shall be converted immediately prior and subject to the closing of the NQFR, on the same terms and conditions specified in Section 2 above ("Automatic Conversion upon a QFR"), mutatis mutandis. The election of the Entitled Lenders to convert the entire Conversion Amount shall be binding on all Lenders and each Lender shall be deemed to have elected to convert its respective portion of the Conversion Amount in accordance with the terms and conditions specified herein.

2.4.	Automatic Conversion upon Maturity Date.

To the extent not converted or repaid according to the terms set forth herein prior to the Last Date, the Conversion Amount will be automatically converted into the then most senior class of outstanding shares of the Company (the "Maturity Senior Shares"), at a conversion price per share reflecting the lesser of: (i) a 25% discount on the price per share paid by the Company's investors in consideration for each such Maturity Senior Share; and (ii) a 25% discount on the price per share paid by the Company’s investors in consideration for the Preferred D-3 Shares (the "Maturity Conversion Price"). It is hereby clarified that in the event that during the period commencing on the Effective Date and ending on the Last Date, the Company shall not have issued shares to third party investors against equity investment in the Company, then the Preferred D-3 Shares of the Company shall be deemed the Maturity Senior Shares and such Preferred D-3 Shares shall be issued at a 25% discount to the original issue price of the Preferred D-3 Shares.

It being agreed and acknowledged that (a) the original issue price (or any equivalent term used under the then applicable Articles of Association of the Company) of the Maturity Senior Shares issued to the Lenders shall be set to be the Maturity Conversion Price, and any rights that are attached to the Maturity Senior Shares issued to the Lenders which are determined, derived, calculated, triggered, or otherwise based on the original price of such shares (including, without limitation, liquidation and dividend preferences, anti-dilution rights or the like) shall be determined, calculated, triggered or otherwise based on the actual Maturity Conversion Price; and (b) in the event that the securities issued in the framework of the financing round in which the Maturity Senior Shares were issued to the investors (in this section, the "Financing Round") also comprised of warrants and/or Convertible Securities, then (i) upon such conversion, each Lender shall be entitled to receive such number of warrants and/or Convertible Securities of the same class or type that were issued to the investors in the framework of such Financing Round, in a number which shall be determined using the same warrant and/or Convertible Securities coverage ratio offered to the investors in such Financing Round, such that the ratio between the shares and the warrants and/or Convertible Securities issued to each Lender shall be equal to the ratio between the shares and the warrants and/or Convertible Securities issued to each investor in such Financing Round; and (ii) the discount rate delineated above shall not apply in respect of the exercise price or conversion price (as applicable) of such warrants and/or Convertible Securities.